                  [COMMUNITY HEALTH SYSTEMS, INC. LETTERHEAD]

                                             June 11, 1996

Dear Stockholder:

    On June 9, 1996, Community Health Systems, Inc. entered into an Agreement and Plan of Merger providing for the acquisition of Community Health Systems, Inc. by FLCH Acquisition Corp., a Delaware corporation organized by Forstmann Little & Co. Equity Partnership-V, L.P. As provided in the Merger Agreement, FLCH Acquisition Corp. has today commenced a tender offer to purchase shares of the Company's common stock at a price of $52.00 per share, net to the seller in cash, subject to the terms and conditions in the Offer to Purchase accompanying this letter. Following completion of the tender offer and subject to certain conditions specified in the Merger Agreement, Community Health Systems, Inc. will be merged with a subsidiary of FLCH Acquisition Corp. and will become a wholly owned subsidiary of FLCH Holdings Corp. Each share of Community Health Systems' stock not owned by FLCH Holdings Corp. or its subsidiaries, or by stockholders who have properly exercised appraisal rights available under Delaware law, will be converted into the right to receive $52.00 in cash.

    YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE TENDER OFFER AND THE MERGER AND DETERMINED THAT BOTH ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF COMMUNITY HEALTH SYSTEMS, INC. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU ACCEPT THE OFFER AND TENDER YOUR SHARES.

    In arriving at its recommendation, the Board of Directors gave careful consideration to a number of factors, as described in the attached Schedule 14D-9 filed with the Securities and Exchange Commission, including the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated, the financial advisor to Community Health Systems, Inc., relating to the fairness from a financial point of view of the consideration to be received by the stockholders in the tender offer and subsequent merger.

    Accompanying this letter, in addition to the Schedule 14D-9, is the Offer to Purchase, together with related materials, including a Letter of Transmittal for use in tendering shares. These documents set forth the terms and conditions of the tender offer, describe the Merger Agreement and provide instructions as to how to tender your shares. PLEASE READ THE ENCLOSED MATERIAL CAREFULLY BEFORE MAKING YOUR DECISION WITH RESPECT TO THE OFFER.

    I, personally, along with the Board of Directors, management and employees of Community Health Systems, Inc., thank you for your loyal support throughout the years.

                                          Sincerely,

                                          /s/ RICHARD E. RAGSDALE

                                          Chairman of the Board